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                                  EXHIBIT 11
                    MedChem Products, Inc. and Subsidiaries
          Computation of Primary and Fully Diluted Earnings Per Share
                                  (UNAUDITED)

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
                                                   Three months ended
                                                          March 31,
                                                     1995                1994
                                                  ----------          ----------

Net income                                          $805,353          $1,083,136

PRIMARY:
Weighted average number of common
  shares outstanding                              10,233,255          10,089,384

Dilutive effect of outstanding
   stock options                                     116,895             240,864
                                                  ----------          ----------
Weighted average number of common
   shares as adjusted                             10,350,150          10,330,248


Primary earnings per share                             $0.08               $0.10
                                                  ==========          ==========


FULLY DILUTED:
Weighted average number of common
   shares outstanding                             10,233,255          10,089,384

Dilutive effect of outstanding
   stock options                                     116,895             240,864
                                                  ----------          ----------
Weighted average number of common
   shares as adjusted                             10,350,150          10,330,248


Fully diluted earnings per share                       $0.08               $0.10
                                                  ==========          ==========

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